Exhibit 2.2

amendment No. 1 to
share exchange agreement

This Amendment No. 1 to Share Exchange Agreement (this “Amendment”) is dated as of April 24, 2017, and is between Equus Total Return, Inc., a Delaware Corporation (“Equus”) and MVC Capital, Inc., a Delaware Corporation (“MVC”). Equus and MVC are sometimes referred to individually as a “Party” and collectively as the “Parties.”

recitals

Whereas, Equus and MVC entered into the Share Exchange Agreement dated as of May 14, 2014 (the “Agreement”).

Whereas, Equus and MVC have entered into the Stock Purchase Agreement and Plan of Merger, dated as of the date hereof, with ETR Merger Sub, Inc., a Delaware corporation, U.S. Gas & Electric, Inc., a Delaware corporation, and the other “Sellers” party thereto (the “Merger Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

Whereas, Equus and MVC desire to amend the Agreement as set forth in this Amendment.

Now, therefore, in consideration of the premises and mutual promises set forth herein, the Parties agree as follows:

1.                  Amendment. Section 4(e) of the Agreement is hereby deleted in its entirety; provided, however, that if the Merger Agreement is terminated pursuant to Sections 10.01(b), 10.01(c)(i), 10.01(c)(ii), or 10.01(d)(iii) thereof, and at such time the failure to close by the Outside Date is not due to a material breach of the Company or the Sellers, then this Amendment shall terminate and the amendment set forth herein shall be deemed null and void.

2.                  Ratification. Except as modified and amended by this Amendment, the Agreement continues in full force and effect and the Parties ratify and confirm the Agreement as modified by this Amendment.

3.                  Governing Law; Submission to Jurisdiction. The terms of Sections 10(h) and 10(o) of the Agreement are incorporated herein by reference.

4.                  Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any signature of this Amendment delivered by a Party by facsimile or scanned document transmitted by email shall be deemed to be an original signature for all purposes.

[SIGNATURE PAGE FOLLOWS]

The Parties have executed this Amendment on the date first written above.

EQUUS

EQUUS TOTAL RETURN, INC.

By: ________________________

Name:

Title:

[Signature Page to Amendment No. 1 to Share Exchange Agreement]

MVC

MVC CAPITAL, INC.

By: _________________________

Name:

Title:

[Signature Page to Amendment No. 1 to Share Exchange Agreement]